Exhibit A

to

Advisory and Service Contract

between

Wasatch Funds, Inc. and

Wasatch Advisors, Inc.

Fund	Effective Date	Annual Advisory Fee
Series A - Wasatch Small Cap Growth Fund	January 27, 1998	1.00%
Series B - Wasatch Core Growth Fund	January 27, 1998	1.00%
Series C - Wasatch Hoisington U.S. Treasury Fund	January 27, 1998	0.50%
Series D - Wasatch Ultra Growth Fund	January 27, 1998	1.25%
Series E - Wasatch Micro-Cap Fund	January 27, 1998	2.00%
Series F - Wasatch Global Science & Technology Fund	December 8, 2000	1.50%
Series G - Wasatch Small Cap Value Fund	January 27, 1998	1.50%
Series H - Wasatch International Growth Fund	June 14, 2002	1.50%
Series I - Wasatch Micro Cap Value Fund	June 4, 2003	2.00%
Series J - Wasatch Heritage Growth Fund	February 25, 2004	0.70%
Series K - Wasatch International Opportunities Fund	November 17, 2004	2.00%
Series L - Wasatch Strategic Income Fund	November 21, 2005	0.70%
Series M - Wasatch Emerging Markets Small Cap Fund	October 1, 2007	2.00%
Series N - Wasatch Heritage Value Fund	August 30, 2007	0.70%